Exhibit 99.1

April 26, 2021

Franklin Financial Reports 2021 Q1 Earnings; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $4.8 million ($1.09 per diluted share) for the first quarter ended March 31, 2021, compared to fourth quarter 2020 earnings of $4.6 million ($1.04 per diluted share) and first quarter 2020 earnings of $1.7 million ($0.39 per diluted share).

A summary of operating results for the first quarter of 2021 are as follows:

• Net interest income was $10.8 million for the first quarter of 2021 compared to $10.3 million for the first quarter of 2020. The net interest margin for the first quarter fell from 3.53% in 2020 to 3.03% in 2021. The year-to-date yield on earning assets fell by 0.77% from 4.00% in 2020 to 3.23% in 2021 as all asset classes had lower yields as market rates decreased over the year. The cost of interest-bearing deposits fell from 0.61% in 2020 to 0.18% in 2021 as the Bank reduced deposit rates to offset lower asset yields. The cost of total deposits fell from 0.51% in 2020 to 0.14% in 2021.

• Earning assets for the first quarter of 2021 averaged $1.5 billion compared to $1.2 billion for the same period in 2020. The average balance of the investment portfolio increased $212.3 million over the same comparative period, primarily in the municipal bond portfolio. The average balance of the loan portfolio increased from $934.5 million in the first quarter of 2020 to $1.0 billion in 2021. The average balance of the commercial loan portfolio increased $65.3 million over the first quarter of 2020. The increase is primarily due to the addition of Paycheck Protection Program (PPP) loans which totaled $55.9 million at March 31, 2021 and averaged $54.6 million for the quarter. The average balance of deposits for the first quarter of 2021 increased $268.0 million over the same quarter in 2020 with every deposit category increasing except for time deposits.

• The provision for loan loss expense for the first quarter of 2021 was ($800) thousand, representing a reversal of previously recorded provision for loan loss expense. This expense reversal compares to a provision for loan loss expense of $3.0 million in the first quarter of 2020. The 2020 provision expense was the result of an increase in several qualitative factors in the allowance for loan loss calculation due to the economic effects and impact of the COVID-19 pandemic. As of March 31, 2021 several qualitative factors were reduced reflecting a lower risk of loss in the loan portfolio, thereby, resulting in a reversal of the provision for loan loss expense. The allowance for loan loss ratio was 1.61% of gross loans as of March 31, 2021, compared to 1.66% at December 31, 2020. Excluding the PPP loans, the allowance for loan loss ratio was 1.71% at the end of the first quarter of 2021.

• Noninterest income totaled $4.2 million for the first quarter of 2021, an increase of $338 thousand over the comparable quarter of 2020. The largest increases comparable quarter-over-quarter were in Investment and Trust Service fees ($191 thousand), gain on the sale of mortgages ($638 thousand) and the fair value of equity securities ($181 thousand). These increases were partially offset by a decrease of $812 thousand from a gain on a bank owned life insurance policy recorded in 2020.

• Noninterest expense for the first quarter of 2021 was $10.2 million compared to $9.5 million in 2020. Salaries and benefits, and data processing expense each increased $123 thousand quarter-over-quarter, while FDIC insurance increased $142 thousand.

• The effective tax rate for the first quarter of 2021 was 15.4% compared to - 6.6% for the first quarter of 2020. The increase in the effective tax rate was due primarily to higher pre-tax income driven by the large change in the provision for loan loss expense quarter-over-quarter. The benefit of tax-exempt income increased only slightly quarter-over-quarter.

Total assets at March 31, 2021 were $1.598 billion compared $1.535 billion at December 31, 2020. Significant balance sheet changes since December 31, 2020 include:

• Short-term interest-bearing deposits in other banks increased $50.4 million and the investment portfolio increased $25.2 million.

• The net loan portfolio decreased $8.1 million during 2021 over the year-end 2020 balance. The reduction occurred primarily in the commercial loan portfolio, with a decrease in commercial real estate loans partially offset by an increase in PPP loans. The Bank held $55.9 million in PPP loans at March 31, 2021 with $1.9 million of deferred PPP fees remaining to be recognized. The Bank is recognizing the PPP fees over the contractual life of the PPP loans (two years or five years). As PPP loans are granted forgiveness by the SBA, fee recognition will accelerate.

• At March 31, 2021, the Bank had $67.6 million of modified loans unchanged from year-end 2020 and $196.5 million at June 30, 2020. The current balance is comprised primarily of 19 unrelated loans to hotels for $46.5 million, three unrelated loans in the entertainment sector for $14.1 million and one loan for $4.7 million in rental real estate. The majority of these loans are making some form of payment and will come out of the modified terms during the second quarter of 2021.

• Deposits increased $66.5 million (4.9%) over year-end 2020, with all deposit products showing an increase except time deposits. Based on current information known to Management, the increases seem to stem from government stimulus payments to consumers, businesses and municipalities, lower spending as economic activity slowed during the pandemic and a sense of security offered by bank deposits in uncertain economic times.

• Shareholders’ equity decreased $4.5 million from the end of 2020, due primarily to a decrease of $8.4 million in accumulated other comprehensive income (AOCI) as the fair value of the investment portfolio declined during the quarter. Retained earnings increased $3.5 million from year-end 2020. The book value per share of the Corporation’s common stock was $31.92 at March 31, 2021. In December 2020, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and no shares have been repurchased under the plan as of March 31, 2021.

“Franklin Financial’s first quarter financial performance continued to build off of the last two quarters of 2020 with robust noninterest income generated by our Residential Lending and Investment & Trust Services departments and minimal new credit quality issues. As a result of our cautious optimism, the Board of Directors declared a $0.31 per share regular cash dividend for the second quarter of 2021, which represents a 3.3 percent increase from last quarter,” said Timothy G. Henry, President and CEO of Franklin Financial Services Corporation and F&M Trust. “While we are pleased with our performance, we recognize that Covid-19 is still very much with us and that the economic recovery is uncertain. As such, we will remain keenly focused on our strategic priorities which include developing a stronger online presence and digital tools, leveraging our capabilities in trust, retail and commercial and focusing on the long-term growth of the bank.”

On April 8, 2021, the Board of Directors of Franklin Financial Services Corporation declared a $0.31 per share regular quarterly cash dividend for the second quarter of 2021. This compares to a $0.30 per share regular cash dividend for the first quarter of 2021. The regular quarterly cash dividend for the second quarter of 2021 will be paid on May 26, 2021 to shareholders of record at the close of business on May 7, 2021.

Additional information on the Corporation’s COVID-19 response and financial updates are available on our website at www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.6 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2021	12/31/2020	3/31/2020

Interest income	$11,592	$11,871	$11,665
Interest expense	748	878	1,413
Net interest income	10,844	10,993	10,252
Provision for loan losses	(800)	(725)	3,000
Noninterest income	4,227	4,182	3,889
Noninterest expense	10,165	10,541	9,528
Income before income taxes	5,706	5,359	1,613
Income taxes	876	806	(106)
Net income	$4,830	$4,553	$1,719

Diluted earnings per share	$1.09	$1.04	$0.39
Regular cash dividends declared	$0.30	$0.30	$0.30

Balance Sheet Highlights (as of )	3/31/2021	12/31/2020	3/31/2020
Total assets	$1,597,559	$1,535,038	$1,262,126
Investment and equity securities	422,622	397,331	208,353
Loans, net	984,797	992,915	921,656
Deposits	1,421,042	1,354,573	1,117,433
Shareholders' equity	140,699	145,176	129,005

Assets Under Management (fair value)
Investment and Trust Services	860,794	836,381	674,189
Held at third party brokers	118,180	112,624	109,145

	As of and for the Three Months Ended
Performance Ratios	3/31/2021	12/31/2020	3/31/2020
Return on average assets*	1.23%	1.18%	0.54%
Return on average equity*	13.47%	12.94%	5.31%
Dividend payout ratio	27.29%	28.89%	75.97%
Net interest margin*	3.03%	3.08%	3.53%
Net loans charged-off (recovered)/average loans*	-0.06%	-0.14%	0.10%
Nonperforming loans / gross loans	0.88%	0.87%	0.40%
Nonperforming assets / total assets	0.55%	0.57%	0.29%
Allowance for loan loss / loans	1.61%	1.66%	1.57%
Book value, per share	$31.92	$33.07	$29.74
Tangible book value (1)	$29.87	$31.02	$27.66
Market value, per share	$31.18	$27.03	$27.45
Market value/book value ratio	97.68%	81.74%	92.30%
Market value/tangible book value ratio	104.37%	87.13%	99.24%
Price/earnings multiple*	7.15	6.50	17.60
Current quarter dividend yield*	3.85%	4.44%	4.37%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)	Three Months Ended	Twelve Months Ended	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$140,699	$145,176	$129,005
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	131,683	136,160	119,989

Shares outstanding (in thousands)	4,408	4,389	4,338

Tangible book value per share (non-GAAP)	29.87	31.02	27.66